Exhibit 99.1

Warren Resources Announces Second Quarter 2015

Financial and Operating Results

•                  LOE has been reduced 22% to $1.40 per Mcfe over the past two quarters

•                  G&A has been reduced 18% to $0.41 per Mcfe for the same period

•                  Achieved record production at the upper end of guidance

•                  Liquidity of $45 million at June 30, 2015

•                  Commenced completion operations on first two Upper Marcellus wells

NEW YORK, August 4, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) today reported its second quarter 2015 financial and operating results, including a net loss of $85.3 million, or ($1.05) per basic and diluted share, which includes a non-cash ceiling test write-down of its oil and gas properties totaling $83.5 million. This compares to net income of $10.8 million, or $0.15 per basic and diluted share, reported in the second quarter of 2014. Second quarter 2015 adjusted net income* was $2.7 million compared to adjusted net income of $11 million in the second quarter of 2014.

In addition, Warren’s cash flow from operations in the second quarter of 2015 was $7.0 million, compared to $23.9 million in the second quarter of 2014. The Company’s discretionary cash flow* was $8.1 million, compared to $22.1 million in the prior year period.

In announcing the results, Lance Peterson, Interim Chief Executive Officer, commented, “Warren has begun realizing the benefits of operational efficiency initiatives implemented in the first quarter of 2015, including second quarter production results at the upper end of guidance and substantial cost reductions and savings across the first half of 2015. We expect to continue realizing the benefits of these efficiency initiatives throughout the year.  In addition, we continue to execute on our core business strategies.  The quality of Warren’s existing assets continues to provide a stable platform for significant value, and we are excited about the potential to unlock the value of resources, such as our Upper Marcellus locations in Pennsylvania and our deep rights acreage position in Wyoming.  We continue to diligently focus on reducing debt, increasing liquidity, and implementing key corporate initiatives such as our recent GSO/Franklin Square refinancing, pending Wyoming CBM asset sale, and ongoing business development opportunities.  These measures have provided Warren with the ability to weather the current commodity price environment while we prepare to evaluate and capitalize on targeted growth opportunities.”

Second Quarter Results

Revenue from oil and gas sales decreased $8.5 million in the second quarter of 2015 to $25.1 million, which represents a 25% decrease versus the same quarter in 2014.

Net gas production was 7.7 Bcf (85 Mmcf/d) in the second quarter of 2015 compared with 1.6 Bcf (18 Mmcf/d) in the second quarter of 2014, and 5.9 Bcf (66 Mmcf/d) in the first quarter of 2015.  This increase in gas production from the same quarter of last year reflects an additional 6.3 Bcf of gas produced from the Marcellus Assets that were acquired in the third quarter of 2014.  The average realized price of natural gas in the second quarter was $1.61 per Mcf, compared to $3.76 per Mcf in the second quarter of 2014.

Net oil production for the second quarter of 2015 was 250 Mbbls (2,747 Bbls/d), compared to 281 Mbbls (3,087 Bbls/d) in the second quarter of 2014. The average realized price per barrel of oil for the three months ended June 30, 2015 and 2014 was $50.78 and $97.59, respectively.

* Please refer to the section titled “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this release for additional information on non-GAAP measures including adjusted net income, discretionary cash flow and EBITDA. For adjusted net income, please additionally refer to the footnote in the adjusted net income reconciliation regarding the change in methodology adopted in the third quarter of 2014.

Transportation and gathering revenue, which is derived from fees earned by Warren for transporting gas through our Atlantic Rim intrastate gas pipeline, totaled $1.1 million for the three months ended June 30, 2015 compared to $1.4 million for the three months ended June 30, 2014.

Lease operating expense was $12.9 million for the second quarter of 2015, compared to $9.2 million in the second quarter of 2014, and $12.5 million in the first quarter of 2015.  This represents a substantial reduction in lease operating expense per Mcfe, from $1.80 per Mcfe in the fourth quarter of 2014 and $1.68 per Mcfe in the first quarter of 2015 to $1.40 per Mcfe in the second quarter of 2015.  The 40% increase in total lease operating expense versus the second quarter of 2014 reflects additional operating expense of $5.5 million associated with the Marcellus Assets acquired in the third quarter of 2014, partially offset by cost reductions in our Wilmington Field in California and Atlantic Rim project in Wyoming.  Lease operating expenses were $20.11 per barrel in California; $0.87 per mcf in Pennsylvania’s Marcellus shale and $1.70 per mcf in Wyoming’s Atlantic Rim project.

Depreciation, depletion and amortization expense increased $8.7 million for the second quarter of 2015 to $19.2 million, an 83% increase compared to the corresponding quarter last year.  This increase results from an increase to our full cost pool as a result of the acquisition of the Marcellus Assets during the third quarter of 2014.

The Company recorded an impairment of $83.5 million at June 30, 2015 relating to our ceiling test write down of oil and gas properties.  This resulted from a significant drop in the PV-10 value as determined under SEC rules of our estimated proved reserves based on lower commodity prices in 2015. The trailing twelve-month SEC pricing used in our reserve report for oil decreased 22% from $86.71 at December 31, 2014 to $67.53 at June 30, 2015 and for gas the decrease was 23% from $3.12 at December 31, 2014 to $2.40 at June 30, 2015.

Pipeline operating expenses for our Atlantic Rim intrastate gas pipeline totaled $0.4 million for the three months ended June 30, 2015, compared to $0.6 million for the three months ended June 30, 2014.

General and administrative expenses decreased $79,000 for the second quarter of 2015 to $3.8 million compared to the same period in 2014, and decreased $1.2 million from the first quarter of 2015.  This decrease represents substantial head-count reductions and other cuts in overhead and benefits, which were partially offset by the additional salaries and overhead associated with operation of the Marcellus Assets acquired in the intervening period. We have reduced our work force by approximately 25% since the beginning of the year.

Interest and other income was $4.1 million in the second quarter of 2015, representing the sale of surface real estate in Long Beach, California.

Gain on extinguishment of debt was $14.4 million for the second quarter of 2015, which resulted from the exchange of 9.000% senior notes for first lien debt that the Company completed as part of a refinancing transaction with GSO Capital Partners and Franklin Square Capital Partners.

Interest expense increased by $6.1 million to $6.7 million in the second quarter of 2015, compared to the same quarter last year.  This increase was due to the issuance of $300 million of 9.000% Senior Notes in August 2014 to partially fund the acquisition of the Marcellus Assets. In addition, interest of $3.4 million was capitalized during this period, which relates to the development of the Marcellus Assets.

Derivative losses of $3.3 million were recorded during the second quarter of 2015. This amount reflects $1.1 million of realized gains and approximately $4.4 million of unrealized losses resulting from mark to market accounting of our oil and gas derivatives.

Operational Update

Marcellus Shale, Pennsylvania

Marcellus net production volumes in the second quarter of 2015 were 6.3 Bcf, or 69.7 MMcf/d, which exceeded internal expectations.

Realized natural gas prices averaged $1.58/Mcf in the Marcellus in the second quarter of 2015, compared to $2.42/Mcf in the first quarter of 2015, and $2.90/Mcf in the fourth quarter of 2014.

Our capital expenditures totaled $2.9 million in the Marcellus in the second quarter of 2015, which were largely related to drilling the two Upper Marcellus wells.  Completion operations commenced for both Upper Marcellus wells in July 2015, and we expect completion operations to be finished by mid-August 2015. If successful, these

Upper Marcellus wells could set up approximately 48 additional well locations over our acreage block and contribute to a significant addition of proved developed and proved undeveloped reserves.  No reserves are currently booked for our Upper Marcellus locations.

The Marcellus business unit continues to be a strong contributor in driving operational efficiencies, with drilling AFEs for the two Upper Marcellus wells coming in 5% under budget.  We remain focused on identifying further efficiencies in CAPEX and future drilling locations and also lease operating expenses (“LOEs”).

Wilmington Field, California

Second quarter capital expenditures for the Wilmington Field were $1.2 million. These capital expenditures were for facilities, infrastructure costs and other related items.

Warren’s operations in California continue to focus on achieving operational efficiency targets, and the team has been successful in decreasing operating costs and capturing efficiency gains in the first half of 2015.  In addition, the Company remains on track towards capturing additional operating efficiency gains through the balance of the year.  Price reductions from service suppliers and contractors coupled with a decrease in field activities and well workovers due to lower commodity prices are the main drivers in the reduction in LOEs year to date.

The strength of Warren’s oil production in the second quarter of 2015 reflects the success of operational efficiency efforts while maintaining well performance.

Realized oil prices in the California Business Unit averaged $50.78/Bbl for the second quarter of 2015, compared to $97.59/Bbl in the same period in 2014.

Wyoming Coalbed Methane (CBM)

On June 16, 2015, Warren announced that it had entered into agreements to divest its coal bed methane (CBM) and midstream pipeline assets in the Atlantic Rim area to Escalera Resources (NASDAQ: ESCR), for $47 million in total consideration ($42 million in cash at closing),  with an effective date of April 1, 2015.  While Warren and Escalera continue to work on closing this transaction, the Warren team continues to focus on operational efficiencies in the Atlantic Rim in the interim.

In addition, Warren will retain a 70% operating interest in the deep rights located below the Mesa Verde formation (68,700 gross acres / 39,000 net acres post transaction) under the terms of the Escalera transaction.  The deep acreage is prospective for oil and gas bearing formations including the Sussex, Shannon, Niobrara, Frontier and Dakota.  Retention of a significant interest in the Wyoming deep rights is aligned with Warren’s strategic goal to retain assets with high growth potential.

Our operations in Wyoming are focused on optimizing current production levels and reducing LOEs and supplier costs.

Realized natural gas prices averaged $1.74/Mcf in Wyoming in the second quarter of 2015, compared to $3.76/Mcf in the same period in 2014.

Debt and Liquidity

Our cash and cash equivalents increased approximately $13.7 million to $15.4 million during the six months ended June, 30 2015.  This resulted from cash provided from operating activities of $13.0 million and cash by financing activities of $30.5 million being offset by cash used in investing activities of $29.8 million.

Cash provided by operating activities was primarily generated by oil and gas operations. Cash used in investing activities was primarily spent on capital expenditures for the development of oil and gas properties.  Cash provided by financing activities primarily represents the funds received from our refinancing transaction with GSO Capital Partners and Franklin Square Capital Partners which closed May 22, 2015.

Capital additions for the three months ended June 30, 2015 were approximately $4.1 million, compared to $7.9 million in first quarter 2015) and consisted of $2.9 million in drilling and development costs for the Marcellus Assets and $1.2 million for facilities in our California properties.

As of June 30, 2015, the Company had borrowed $219.7 million under its credit facility with GSO and Franklin Square, with $30.3 million of additional liquidity available and a cash balance of $15.4 million, providing liquidity of approximately $45.7 million at June 30, 2015.

As of June 30, 2015, the Company had $230.4 million outstanding of unsecured 9.000 % senior notes due in 2022. As of July 27, 2015, substantially all of these notes were registered with the SEC as the result of an exchange offer launched by the Company late in the second quarter.

Warren continues to review other opportunities for debt reduction. With the liquidity that has been created by the GSO/Franklin Square deal, we believe that the Company is well positioned to weather current commodity market conditions while capturing opportunities in our core areas.

Current Operational Forecast

Warren continues to expect strong total production, primarily due to continued outperformance of gas production from the Marcellus as compared to type curves.  In addition, with a relatively moderate projected base decline rate in the waterflood properties of the Wilmington field and a strong inventory of locations in that field, we believe Warren is well positioned to return to oil production growth once oil prices recover.

Budgeted capital expenditures for 2015 remain at $21 million.

The table below sets forth Warren’s net production forecast for third quarter and full year 2015 based on the information available at the time of this release.

	Three Months ending	Full Year ending
	September 30, 2015	December 31, 2015
Oil (MBbl)	235 — 255	900 — 1,000
Gas (MMcf)	6,500 — 7,500	28,000 — 30,000
Oil Equivalent (MBoe)	1,318— 1,505	5,567 — 6,000
Gas Equivalent (MMcfe)	7,910 — 9,030	33,400 — 36,000

Hedges

The Company’s current hedges in place as of August 4, 2015 are as noted in the table below:

Type	Benchmark	Price	Quantity	Period
Oil Hedges
Swap	NYMEX Oil	$49.75	1,300 Bbl/d	02/01/15 - 09/30/15
Swap	NYMEX Oil	$56.82	400 Bbl/d	03/01/15 - 09/30/15
Swap	NYMEX Oil	$62.92	250 Bbl/d	10/01/15 - 03/31/16
Collar	NYMEX Oil	$50.00-$64.00	500 Bbl/d	10/01/15 — 03/31/16
Collar	NYMEX Oil	$55.00-$69.97	250 Bbl/d	07/01/15 — 06/30/16
Collar	NYMEX Oil	$50.00-$68.15	500 Bbl/d	10/01/15 — 12/31/15
Collar	NYMEX Oil	$50.00-$71.50	500 Bbl/d	01/01/16 — 12/31/16

Natural Gas Hedges
Swap	NYMEX Gas	$4.16	3,000 MMBtu/d	01/01/15 - 12/31/15
Swap	NYMEX Gas	$3.18	10,000 MMBtu/d	04/01/15 - 10/31/15
Swap	NYMEX Gas	$3.14	10,000 MMBtu/d	04/01/15 - 10/31/15
Swap	NYMEX Gas	$2.92	15,000 MMBtu/d	02/01/15 - 12/31/15
Swap	NYMEX Gas	$3.16	15,000 MMBtu/d	01/01/16 - 12/31/16
Swap	NYMEX Gas	$3.18	15,000 MMBtu/d	11/01/15 - 03/31/16
Swap	NYMEX Gas	$3.02	5,000 MMBtu/d	04/01/15 - 03/31/16

Conference Call:

At 11 a.m. (Eastern Time) today, the Company will host a conference call with investors and financial analysts to discuss second quarter 2015 results. The conference call will be broadcast live over the internet and can be accessed by registering at warrenresources.com under "For Investors". The conference call may also be accessed by phone. Callers in the United States and Canada can dial (866) 202-3048, or if international dial (617) 213-8843. The Conference I.D. for callers is 41508372.

If you are unable to listen to the live call, a recording of the call will be available for delayed playback for one week beginning at approximately 3:00 p.m. on August 4, 2015. To access the replay, dial (888) 286-8010, or if international dial (617) 801-6888. The confirmation code for the replay is 65051741.

Financial and Statistical Data Tables

Following are financial highlights for the comparative three and six months ended June 30, 2015 and June 30, 2014. All production volumes and dollars are expressed on a net revenue interest basis.

WARREN RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	(in thousands, except share		(in thousands, except share
	and per share data)		and per share data)
	2015	2014	2015	2014
Operating revenues
Oil and gas sales	$25,087	$33,572	$49,677	$66,451
Transportation revenue	1,130	1,422	2,318	2,745

Total revenues	26,217	34,994	51,995	69,196

Operating expenses
Lease operating expense and taxes	12,870	9,208	25,378	18,710
Depreciation, depletion and amortization	19,240	10,535	36,432	20,889
Impairment	83,506	—	174,881	—
Transportation expenses	409	551	987	1,116
General and administrative	3,788	3,867	8,807	7,833

Total operating expenses	119,813	24,161	246,485	48,548

Income (loss) from operations	(93,596)	10,833	(194,490)	20,648

Other income (expense)
Interest and other income	4,104	2,228	4,121	2,362
Gain on debt extinguishment	14,407	—	14,407	—
Interest expense	(6,735)	(645)	(11,968)	(1,399)
Loss on contingent consideration	(140)	—	(270)	—
Gain (loss) on derivative financial instruments	(3,300)	(1,668)	661	(2,661)

Total other income (expense)	8,336	(85)	6,951	(1,698)

Income (loss) before taxes	(85,260)	10,748	(187,539)	18,950

Deferred income tax expense (benefit)	16	(6)	8	(14)

Net income (loss)	(85,276)	10,754	(187,547)	18,964

Less dividends and accretion on preferred shares	2	2	5	5

Net income (loss) applicable to common stockholders	$(85,278)	$10,752	$(187,552)	$18,959

Earnings (loss) per share — Basic	$(1.05)	$0.15	$(2.31)	$0.26
Earnings (loss) per share — Diluted	$(1.05)	$0.15	$(2.31)	$0.26

Weighted average common shares outstanding — Basic	81,202,007	73,651,858	81,036,508	73,379,507
Weighted average common shares outstanding — Diluted	81,202,007	73,904,104	81,036,508	73,558,350

Production Volumes and Commodity Price Realizations

	For the Three Months Ended June 30 (unaudited)
	2015	2014

Production:
Gas – MMcf	7,727	1,627
Oil – MBbls	250	281
Total Equivalents (MBoe)	1,537	553
Total Equivalents (MMcfe)	9,224	3,315

Realized Prices (before hedges):
Gas ($/Mcf)	$1.61	$3.76
Oil – ($/Bbl)	50.78	97.59
Total Equivalents ($/Boe)	16.32	60.76
Total Equivalents ($/Mcfe)	2.72	10.13

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP measures provide useful information for investors because the Company utilizes non-GAAP measures internally to evaluate the performance of its operations, and many of those same measures are commonly used by industry analysts to evaluate a company’s operations, as well as for comparison purposes to industry peers.

•                  Adjusted net income, a non-GAAP measure, excludes from the calculation of net income, the impact of unrealized non-cash gains or losses related to the mark to market of hedging contracts, as well as other non-recurring items and other extraordinary items. Management views this measure as offering a more accurate picture of our current business operations because unrealized hedging gains and losses are accounting adjustments and have no cash impact on our operations. Additionally, by excluding non-recurring items, adjusted net income enables a better comparison of the ongoing prospects of the business to previous periods.

•                  Discretionary cash flow, a non-GAAP measure, excludes the impact of changes in working capital from the calculation of cash flow from operations. Management views this measure as useful because it is widely accepted by the investment community as a means of measuring a company’s ability to fund its capital expenditures, while at the same time excluding the fluctuations caused by changes in current assets and liabilities.

Investors should not consider these non-GAAP measures in isolation or as substitutes for income or loss from operations, cash flow from operations or any other measures for determining a Company’s operating performance that is calculated in accordance with GAAP. In addition, because adjusted net income is a non-GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies or research analysts, which may calculate these figures differently than we do, limiting their usefulness as comparative measures. A reconciliation of net income to adjusted net income for the three months and year ended June 30, 2015 and 2014 is provided in tables below.

Adjusted Net Income

The following table reconciles net income applicable to common shares to adjusted income (in thousands):

	For the Three Months Ended June 30
	2015	2014

Net income (loss) applicable to common shares	$(85,278)	$10,752

Unrealized derivative (gains) losses	4,436	191
Severance expense*	71	104
Impairment expense	83,506	—
Adjusted net income	$2,735	11,047
Adjusted net income per fully diluted share	$0.03	$0.15

*Warren changed its reconciliation methodology in 3Q14 to reflect an adjustment for severance expense vs. “non-recurring G&A” in prior quarters.

Discretionary Cash Flow

The following table reconciles net cash provided by operating activities to discretionary cash flow* (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands, except per share information)

Net cash provided by operating activities	$7,003	$23,860	$12,995	$39,351
Net changes in working capital	1,102	(1,809)	3,142	1,021
Discretionary cash flow*	$8,105	$22,051	$16,137	$40,372

Discretionary cash flow per fully diluted share	$0.10	$0.30	$0.20	$0.55

*Cash flow from operations before changes in working capital

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and an undeveloped acreage position in the Washakie Basin of Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on

Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:        Raymond Deacon, Investor Relations

(212) 697-9660